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                                                                    EXHIBIT 99.1
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Inland Steel Industries
30 W. Monroe St.
Chicago, Ill. 60603

                                                        NEWS RELEASE
[Inland Steel Industries Logo]
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                Inland Steel Industries and Ispat International

                           Sign Definitive Agreement

CHICAGO, ILLINOIS--May 27, 1998--Inland Steel Industries, Inc. (NYSE: IAD) announced today at the Company's annual meeting of shareholders that it has signed a definitive agreement with Ispat International N.V. (NYSE: IST; AEX: IST
NA) under which Ispat International will acquire Inland Steel Company, the wholly-owned steel manufacturing subsidiary of Inland Steel Industries, for a total transaction value of approximately $1.43 billion. The definitive agreement has been approved by the Boards of Directors of both companies and contemplates closing on June 30th subject to final satisfaction of conditions involving the Pension Benefit Guaranty Corporation, Nippon Steel Corporation and Hart.Scott.
Rodino review and other matters. The companies had previously announced a binding letter agreement on March 17, 1998.

"I am pleased we have signed a definitive agreement with Ispat International.
This is an important occasion for all Inland stakeholders," said Robert J.
Darnall, Inland's chairman, president and chief executive officer. "We should all view the future with a sense of anticipation. The potential is great.
Ryerson Tull is well positioned to extend its leadership in the distribution sector. Inland Steel Company moves forward in partnership with a strong global company where quality and growth are the rule."

                                    -more-
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The Company also reaffirmed that the Board intends to return a significant portion of the net proceeds from the sale to Inland shareholders. Inland intends to commence a tender offer for its shares soon after the closing on terms to be determined. The tender offer will take the form of a dutch auction and should be completed approximately one month after the auction begins.

Finally, the Company announced that following the completion of the above referenced dutch auction tender offer for Inland shares it intends to combine
Inland Steel Industries and Ryerson Tull, Inc. (NYSE: RT).

Chicago-based Inland Steel Industries, Inc. is a materials management, logistics and technical services company that provides value-added steel products and materials-related services to manufacturers in the automotive, appliance, furniture, equipment, electric motor and a variety of other industries. Its wholly owned subsidiaries are Inland Steel Company, the sixth largest U.S. steel producer, and Inland International. In addition, it owns 87 percent of Ryerson
Tull, Inc., the largest North American metals and industrial plastics service center operation.

Faxes of Inland news releases may be obtained by calling (800) 758-5804 and entering the ID number 108925.

For further information, please call:

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

Inland Steel Industries, Inc.
M. Robert Weidner, III                Ann Zastrow            David C. Allen
General Manager, Communications       Investor Relations     Media Relations
 & Stakeholder Relations              +1-312-899-3060        +1-312-899-3322
+1-312-899-3607+1-312-899-3060

Ryerson Tull, Inc.
Pat Unzicker
Manager, Investor Relations
+1-773-762-2153  x3206